                                                                    Exhibit 8(e)

                              THE BENCHMARK FUNDS

                   ADDENDUM NO. 5 TO THE CUSTODIAN AGREEMENT
                   -----------------------------------------

     This Addendum No. 5, dated as of the 1st day of December, 1997, is entered into between THE BENCHMARK FUNDS (the "Trust"), a Massachusetts business trust, and THE NORTHERN TRUST COMPANY, an Illinois state bank ("Northern").

     WHEREAS, the Trust and Northern have entered into a Custodian Agreement (the "Agreement") dated June 8, 1992, as amended by Addendum No. 1 dated January 8, 1993, Addendum No. 2 dated July 1, 1993, Addendum No. 3 dated October 8, 1996 and Addendum No. 4 dated April 22, 1997 pursuant to which the Trust has appointed Northern to act as custodian to the Trust for its Diversified Assets Portfolio, Government Portfolio, Government Select Portfolio, Tax-Exempt Portfolio, Equity Index Portfolio, Small Company Index Portfolio, Diversified Growth Portfolio, Focused Growth Portfolio, U.S. Treasury Index Portfolio, U.S. Government Securities Portfolio, Short-Intermediate Bond Portfolio, Bond Portfolio, Balanced Portfolio and Intermediate Bond Portfolio (collectively, the "Portfolios"); and

     WHEREAS, the Trust and Northern desire to enter into this Addendum No. 5 to provide compensation for each Portfolio for uninvested cash balances maintained with Northern under the Agreement;

     NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

          1. Cash Balance Compensation. Northern shall compensate each Portfolio for uninvested cash balances maintained with Northern at the end of each day ("Cash Balance Compensation") in accordance with this paragraph. Cash Balance Compensation with respect to each Portfolio's uninvested cash balance shall be determined at the end of each day based on an annual rate equal to 96% of the previous calendar month's average 90-day Treasury bill interest rate. The amount of each Portfolio's accumulated Cash Balance Compensation shall be paid monthly in the form of reductions to the custody fees otherwise allocable to the Portfolio under the Agreement for such month. In the event that a Portfolio's Cash Balance Compensation for any month exceeds the custody fees payable by the Portfolio under the Agreement for such month, the Portfolio's excess Cash Balance Compensation may be carried forward and credited against future custody fees, provided that no excess Cash Balance Compensation may be carried forward beyond the end of any fiscal year.

          2. Miscellaneous. Except to the extent supplemented hereby, the Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as supplemented hereby.

     IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.


                                       THE BENCHMARK FUNDS

Attest: /s/ Nancy James                 By: /s/ J.A. Fitzpatrick
        -----------------------            ---------------------------
                                       Name:    James A. Fitzpatrick
                                       Title:   Vice President


                                       THE NORTHERN TRUST COMPANY

Attest:                                By: /s/ James Snyder
        -----------------------            ---------------------------
                                       Name:   James Snyder
                                       Title:  Vice President